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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

WALTER HEWLETT COMMENTS FROM THE ROAD

Pleased With Strong Support Against Merger

Palo Alto, CA, March 10, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today sent the following letter to stockholders of Hewlett-Packard Company:

Dear Fellow Hewlett-Packard Stockholder:

         As March 19th nears, I want to thank HP stockholders for the support and encouragement we have received. Based on our experience to date, we are ever more confident that the proposed Compaq merger will be defeated.

         This is an important vote for you and every other HP stockholder because the value of your investment is at stake. We continue to believe that a merger of HP with Compaq will destroy stockholder value. HP, we’re convinced, has economically superior alternatives to prosper with less risk by investing in the crown jewel Imaging & Printing business, filling key gaps and focusing on profitability — not scale — in PCs.

         In this post-Enron world it is even more important that stockholders let their voice be heard by their board of directors and not allow them to turn a blind eye toward stockholder value.

         On Friday, CalPERS, the nation’s largest pension fund, which invests over $151 billion, and a recognized champion for better corporate governance and stockholder value, announced that it would vote against the merger because “the immediate and potential long-term negative financial risk, high premium paid, significant integration risk, and strategic uncertainty of the proposed combination” lead them to conclude that the merger “did not present the best alternative for value creation” to their portfolio.

         In addition, Ontario Teachers Pension Plan Board, one of the largest pension funds in Canada, also announced that it would vote against the merger citing the merger’s “lack of strategic merit,” increased “exposure to a troubled commodity PC hardware business” and that the “merger will significantly dilute Hewlett-Packard’s shareholder’s interests in a profitable Imaging & Printing business.” Also last week:

•	Standard & Poor’s, one of the nation’s leading rating agencies, lowered HP’s corporate credit and senior debt ratings by three and two notches, respectively, citing the significant execution risk of the merger, as well as decreased earnings predictability and profitability. On the day the merger was announced, Moody’s, the other leading rating agency, cut HP’s credit rating two levels with “outlook negative” as a result of the proposed merger.

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•	An independent study was disclosed with more than 1,000 customer responses conducted by Ziff-Davis Market Experts that concluded that “most customers are not coming down on the side of the HP/CPQ management” and that IBM and Dell will benefit from the merger.[1]

•	HP stockholders lost another $1 billion in value on March 6, 2002, the first trading day after HP touted the ISS decision on the HP/Compaq merger. Once again the market passed judgment on the HP/Compaq merger—just as it did when the transaction was announced. And once again, the price of HP stock dropped, resulting in another major loss for stockholders. The market has consistently spoken against this merger.

         These developments only serve to strengthen our belief, which has been endorsed by numerous HP stockholders and business experts, that the proposed merger is a terrible idea and not the best path for HP. We believe that the merger would:

•	Create an unattractive business mix by trading away an interest in HP’s crown jewel Imaging & Printing business for a double down bet on commodity computing

•	Impose a substantial and unacceptable integration risk by attempting to combine and rationalize sales forces, support services, product lines and production facilities

•	Cause a near-term and long-term negative financial impact on HP

         HP employees also appear to agree. In three separate studies, commissioned by David W. Packard and conducted by the Field Research Corporation, an independent nationally recognized opinion research firm, HP employees surveyed were more than 2 to 1 against the merger.2

HP’S BRIGHT FUTURE > WITHOUT COMPAQ

         We believe that HP has a brighter future without Compaq. Under our analysis, a “Focus and Execute” strategy would have the potential to generate $14 to $17 greater value per share than the proposed Compaq merger.3 Under this strategy, HP would hardly stand still. Rather, HP would enhance its strengths, support its weaknesses and move rapidly toward greater profitability and a stronger competitive position. The three guiding principles of this strategy are:

•	Re-allocate investment in Imaging & Printing to defend HP’s position and capitalize on emerging growth opportunities

•	Build mid-range and high-end enterprise position by filling key gaps

•	Focus on profitability, not scale, in PCs

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         Because a “Focus and Execute” strategy yields a more attractive business mix with less risk, we believe that HP would have more predictable earnings, less volatility and a higher return on equity than HP/Compaq combined. Therefore, we believe that following this strategy, HP would command a significantly more attractive earnings multiple, more in line with HP’s multiple prior to the announcement of the proposed merger. We believe that this strategy, and not a double down bet on commodity computing, is the path to create significant stockholder value.

HP IS NOT JUST ANOTHER COMPANY
MARCH 19th IS NOT JUST ANOTHER STOCKHOLDER MEETING

         Behind all of the financial analysis, all of the studies and polls, and the heated rhetoric from HP lies this simple truth: you, as a stockholder of HP, have the opportunity to decide what kind of company HP will be. HP management has consistently tried to present this decision as a choice between HP’s past and HP’s future. Rather, it is a choice between different futures. For many decades, HP has represented a unique vision of the best an American corporation could be. This merger threatens everything that has made HP great.

         HP has many strengths to build on — a leading position in the very attractive imaging and printing market, a great consumer brand, a strong reputation with enterprise customers and a prodigious source of innovation in HP Labs. HP had strong results in the fourth quarter, demonstrating the underlying strength of the company, and pointing out the inherent fallacy of a bet-the-company merger with Compaq, which derives 65% of its revenue from low-margin commodity computing. HP is not a company in crisis and is not a company that deserves to be trashed the way we believe it will be if the merger is completed.

ON MARCH 19th YOU WILL DECIDE ON HP’S FUTURE

         Every vote counts in this matter because your investment is at stake. You need merely focus on what really matters – stockholder value – to reach the right answer, as so many other HP stockholders and business experts have already done.

         Do not allow HP to make a $25 billion mistake by acquiring Compaq. It is wrong for HP. It is wrong for stockholder value. It is wrong for you.

         We urge you to vote AGAINST the proposed merger by signing, dating and mailing your GREEN proxy today. Only your latest dated proxy counts — you can vote more than once — you have every right to now vote against the merger by returning a GREEN proxy even if you have previously voted.

Thank you for your continued support and encouragement.

Sincerely,

/s/ Walter B. Hewlett

Walter B. Hewlett

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1	Ziff Davis Market Experts survey “The HP/Compaq Merger: Customers in the Balance,” February 2002.

2	The surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust. Field Research Corporation: “Poll of HP’s Corvallis Employees Finds Strong Opposition to the Company’s Proposed Merger With Compaq” 2/20/02; “HP’s Boise Employees as Strongly Opposed to the Company’s Proposed Merger with Compaq as Its Corvallis Employees” 2/25/02. Survey results are based on random samples of a total of 940 current and 1,037 former HP employees.

3	Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.

For additional information, visit our website at www.votenohpcompaq.com.

FORWARD-LOOKING STATEMENTS
The views expressed in this letter contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This letter also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this letter does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

ADDITIONAL IMPORTANT INFORMATION
On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Media: Joele Frank/Todd Glass Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449